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Subject to Completion, dated March 11, 2013

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 11, 2013)

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-187184

The information in this preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

24,253,987 Class A Ordinary Shares

The selling shareholders named in this prospectus supplement are offering 24,253,987 Class A Ordinary shares (the "Class A shares"). We will not receive any of the proceeds from sales of Class A shares by the selling shareholders. Our Class A shares are traded on the NASDAQ Global Select Market under the symbol "YNDX." The last reported sale price on March 8, 2013 was $24.92 per Class A share.

We have three classes of ordinary shares: Class A shares, Class B shares and Class C shares. Each Class A share is entitled to one vote per share. Each Class B share is entitled to ten votes per share and is convertible at any time into one Class A share and one Class C share. Our Class C shares are issued only to facilitate the conversion of our Class B shares into Class A shares under Dutch law and, for the limited period of time during which they are outstanding, will be voted by the foundation that holds these shares in the same proportion as the votes by holders of our Class A and Class B shares, so as not to influence the outcome of any vote. We anticipate that, upon the closing of this offering, our Class A shares and Class B shares will represent 19.5% and 80.5%, respectively, of the voting power of our outstanding shares, assuming no exercise of the underwriters' option to purchase additional shares.

Investing in our Class A shares involves a high degree of risk.
See "Risk Factors" beginning on page S-6.

Price $              Per Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Class A Share	$	$	$
Total	$	$	$

The selling shareholders have granted the underwriters the right to purchase up to 2,425,399 additional Class A shares.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A shares to purchasers on March      , 2013.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES	GOLDMAN, SACHS & CO.

                       , 2013

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A shares, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        Before making an investment decision, it is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein. Neither we nor the selling shareholders nor the underwriters have authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus supplement. We, the selling shareholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. You should also read and consider the information in the documents to which we have referred you in the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus supplement and in the accompanying prospectus. The information contained in this prospectus supplement or the accompanying prospectus, or incorporated by reference herein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our Class A shares. Unless the context otherwise indicates, references in this prospectus to "Yandex," "the company," "we," "our," and "us" refer to Yandex N.V., a company organized under the laws of the Netherlands, and its consolidated subsidiaries. The term "selling shareholders" refers, collectively, to the selling shareholders named in this prospectus supplement under the caption "Selling Shareholders."

        The selling shareholders are offering to sell, and seeking offers to buy, our Class A shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our Class A shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all the information you should consider before making your investment decision. You should carefully read the entire prospectus supplement and accompanying prospectus, including the documents incorporated by reference, particularly the "Risk Factors" and the "Operating and Financial Review and Prospects" sections and our consolidated financial statements and related notes appearing or incorporated by reference herein. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results stated in or suggested by such forward-looking statements due to a variety of factors, including those set forth in the "Risk Factors" and "Forward-Looking Statements" sections.

Our Business

        Yandex is one of the largest European internet companies, operating Russia's most popular search engine and most visited website. Yandex's mission is to help users solve their everyday problems by building people-centric products and services. Based on innovative technologies, the company provides the most relevant, locally tailored experience on all digital platforms and devices. Yandex is the leading search service in Russia and also serves Turkey, Ukraine, Belarus and Kazakhstan. We generated 60.2% of all search traffic in Russia in 2012 and 61.9% in February 2013, and our Yandex sites attracted 52.6 million unique visitors in February 2013.

        We utilize our capabilities in applied mathematics and data analysis and our in-depth knowledge of the languages, cultures and preferences of internet users in our markets to develop advanced search technology and information retrieval services. We also aggregate and organize extensive local, national and international content and offer a broad range of additional services. Our search and many of our services are location-based and are available in versions tailored for mobile and other digital platforms and devices.

        Benefiting from Russia's long-standing educational focus on mathematics and engineering, we have drawn upon the considerable local talent pool to create a leading technology company. For over 20 years, our founding team has been developing and optimizing search technology, which has formed the core of our business and helped Yandex become one of the best known brands in Russia. Our users are our first priority, and we are committed to advancing our technology to continuously improve their internet experience.

        Our search engine uses our proprietary algorithms to provide relevant results, which we structure and present in an editorially neutral and user-friendly manner. With a focus on our principal geographic markets, our search technology allows us to provide local search results in more than 1,500 cities. We also feature "parallel" search, which presents on a single page the results from both our main web index and our specialized information resources, including news, shopping, blogs, images and videos. We offer convenient access to our search engine through personal computers, mobile phones, tablets, and navigation and other digital devices. We also offer a wide range of specialized search, personalized and location-based services, including Yandex.News, Yandex.Market, Yandex.Mail and Yandex.Maps.

        Our homepage attracted over 45.8 million unique visitors in January 2013, accounting for 74% of the Russian internet audience that month, according to comScore, and provides a gateway to the wealth of information available online. Users can find answers to their explicit questions through our search box, as well as their implicit questions through current news, weather and road traffic reports, TV and movie schedules, personal email and other services. Our homepage can easily be customized by users to address their individual interests.

        We derive substantially all of our revenues from online advertising. We enable advertisers to deliver targeted, cost-effective ads that are relevant to our users' needs, interests and locations. Most of our revenues are derived from text-based advertising, which uses keywords selected by our advertisers to deliver ads based on a particular user query, the content of a website or webpage being viewed, or user behavior or characteristics. We derive a smaller portion of our revenues from display advertising, which principally consists of graphical ads that appear on specific webpages. Our ads are clearly marked and are separate from our organic search results and from the content of the webpages on which they may also appear. We do not serve intrusive ads, such as "pop-ups," that might detract from our users' experience.

        In addition to serving ads on our own search results and other webpages, we deliver ads to the thousands of third-party websites that make up our Yandex ad network. Through our ad network, we generate revenue for both our network partners and us and extend the audience reach of our advertisers. Our Yandex.Direct service, the largest automated, auction-based system for the placement of text-based advertising in Russia, makes it easy for advertisers to bid for desired keywords and to obtain the best price for their ads. We served ads for more than 213,000 advertisers in the fourth quarter of 2012 and more than 350,000 in the full year 2012, compared with more than 173,000 in the fourth quarter of 2011 and 270,000 in the full year 2011.

Corporate Information

        Our founders began the development of our search technology in 1989, and launched the yandex.ru website in 1997. Our principal Russian operating subsidiary, Yandex LLC, was formed in 2000, as a wholly owned subsidiary of our former Cypriot parent company. In 2007, we undertook a corporate restructuring, as a result of which Yandex N.V. became the parent company of our group. Yandex N.V. is a Dutch public company with limited liability. Its registered office is in The Hague, the Netherlands, and its business office is at Laan Copes van Cattenburch 52, 2585 GB The Hague, the Netherlands. The executive offices of our principal operating subsidiary are located at 16, Leo Tolstoy Street, Moscow 119021, Russian Federation (tel. +7-495-739-7000).

THE OFFERING

        The following summary of the offering contains basic information about the offering and the ordinary shares and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the ordinary shares, please refer to the section of the accompanying prospectus entitled "Description of Share Capital".

Class A shares offered by selling shareholders	24,253,987
Ordinary shares to be outstanding immediately after this offering
Class A	232,608,407 shares, representing 19.5% of the total voting power of our outstanding shares
Class B	96,044,266 shares, representing 80.5% of the total voting power of our outstanding shares
Total	328,652,673 shares
Offering price	$ per Class A share
Listing	Our Class A shares are listed on the NASDAQ Global Select Market under the symbol "YNDX."
Option to purchase additional shares

The selling shareholders have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus supplement, to purchase an aggregate of up to an additional 2,425,399 Class A shares. See "Underwriting" for more information.

Use of proceeds	We will not receive any of the proceeds from the sale of Class A shares by the selling shareholders.
Lock-up

Yandex, the selling shareholders, and Arkady Volozh, our Chief Executive Officer, have agreed with the underwriters on a lock-up of Yandex shares for a period of 90 days after the date of this prospectus supplement. See "Underwriting".

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our Class A shares.

        The total number of shares that will be outstanding immediately after this offering includes:

  •
  an aggregate of 328,652,673 Class A and Class B shares outstanding as of March 11, 2013;

        and excludes:

  •
  12,352,457 shares issuable upon the exercise of options and other equity awards outstanding as of March 11, 2013 at a weighted average exercise price of $4.88 per share.

  •
  20,572,441 Class A shares reserved for future issuance (but not currently outstanding) under our Third Amended and Restated 2007 Equity Incentive Plan;

  •
  any Class C shares held by the Yandex Conversion Foundation, which are acquired by us from time to time at no cost and which are cancelled at each annual general meeting of shareholders; and

  •
  one priority share issued to OJSC Sberbank of Russia ("Sberbank"), approximately 51% of the voting shares of which are held by the Central Bank of the Russian Federation. The holder of the priority share has the following material rights:

  •
  the right to approve the accumulation of beneficial or legal ownership of 25% or more, in number or by voting power, of our outstanding Class A and Class B shares (taken together) if our board of directors were to approve such an accumulation of shares; and

  •
  the right to approve any decision by our board of directors to transfer, directly or indirectly, all or substantially all of our assets to one or more third parties, including the sale of our principal Russian operating subsidiary.

        Unless otherwise indicated, information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase an aggregate of up to an additional 2,425,399 Class A shares from the selling shareholders.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The summary consolidated statements of income data for the years ended December 31, 2010, 2011 and 2012 are derived from our audited consolidated financial statements incorporated by reference herein. Our consolidated financial statements are prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP.

        Russian ruble ("RUR") amounts have been translated into U.S. dollars at a rate of RUR 30.3727 to $1.00, the official exchange rate quoted as of December 31, 2012 by the Central Bank of the Russian Federation. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Russian rubles at the dates indicated, and have been provided solely for the convenience of the reader. On March 8, 2013, the exchange rate was RUR 30.7628 to $1.00.

        You should read the following summary consolidated financial data in conjunction with the "Operating and Financial Review" and our consolidated financial statements and the related notes, each of which is included in our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein. These historical results are not necessarily indicative of the results to be expected for any future period.

	Year ended December 31,
	2010	2011	2012
	RUR	RUR	RUR	$
	(in millions, except share and per share data)
Consolidated statements of income data:
Revenues	12,500	20,033	28,767	947.1
Operating costs and expenses:
Cost of revenues(1)	2,585	4,707	7,188	236.7
Product development(1)	2,073	3,124	4,274	140.7
Sales, general and administrative(1)	1,838	3,294	4,900	161.3
Depreciation and amortization	1,181	1,874	2,951	97.2

Total operating costs and expenses	7,677	12,999	19,313	635.9
Income from operations	4,823	7,034	9,454	311.2
Interest income	156	222	1,002	33.0
Other income, net	24	62	118	3.9

Net income before income taxes	5,003	7,318	10,574	348.1
Provision for income taxes	1,186	1,545	2,351	77.4

Net income	3,817	5,773	8,223	270.7

Net income per Class A and Class B share:
Basic	12.56	18.30	25.21	0.83

Diluted	12.37	17.59	24.50	0.81

Weighted average number of ordinary shares outstanding:
Basic	303,817,388	315,541,639	326,210,948	326,210,948
Diluted	308,580,600	328,155,087	335,690,596	335,690,596

(1)
These amounts exclude depreciation and amortization expenses, which are presented separately, and include share-based compensation expense of:

Cost of revenues	16	26	33	1.1
Product development	87	153	221	7.3
Sales, general and administrative	57	150	122	4.0

RISK FACTORS

        An investment in our Class A shares involves a high degree of risk. Before you invest in our Class A shares, in addition to the other information in, or incorporated by reference into, this prospectus supplement, you should carefully consider the risk factors described in Item 3 under the caption "Risk Factors" and elsewhere in our most recent Annual Report on Form 20-F and any other documents that are incorporated herein by reference. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" for information about how to obtain a copy of these documents. The occurrence of any of these risks could have a material adverse impact on our business, financial condition or results of operations. In any such case, the trading price and liquidity of our Class A shares could decline, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "will," "may" or other words that convey judgments about future events or outcomes indicate such forward-looking statements. Forward-looking statements in this prospectus may include statements about:

  •
  the expected growth of the internet search and advertising markets and the number of internet and broadband users in the countries in which we operate;

  •
  competition in the internet search market in the countries in which we operate;

  •
  our anticipated growth and investment strategies;

  •
  our future business development, results of operations and financial condition;

  •
  expected changes in our margins and certain cost or expense items in absolute terms or as a percentage of our revenues;

  •
  our ability to attract and retain users, advertisers and partners; and

  •
  future advertising supply and demand dynamics.

        The forward-looking statements included in this prospectus are subject to risks, uncertainties and assumptions. Our actual results of operations may differ materially from those stated in or implied by such forward-looking statements as a result of a variety of factors, including those described under "Risk Factors" and elsewhere in this prospectus.

        We operate in an evolving environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any of the proceeds from sales of Class A shares by the selling shareholders.

PRICE RANGE OF CLASS A SHARES

        Our Class A shares are listed on The NASDAQ Global Select Market under the symbol "YNDX". The following table shows the high and low per Class A share closing sale prices for the periods indicated.

	High	Low
Year ending December 31, 2013
First Quarter 2013 (through March 8)	$25.66	$22.71
Year ended December 31, 2012
Fourth Quarter 2012	24.78	20.62
Third Quarter 2012	25.06	17.84
Second Quarter 2012	27.30	16.66
First Quarter 2012	26.87	18.30
Year ended December 31, 2011
Fourth Quarter 2011	28.62	16.95
Third Quarter 2011	38.51	20.46
Second Quarter 2011	38.84	30.27
First Quarter 2011	—	—
Last Six Months
February 2013	25.66	20.62
January 2013	24.21	22.71
December 2012	23.00	20.62
November 2012	23.00	20.80
October 2012	24.78	21.97
September 2012	25.06	21.30

DIVIDEND POLICY

        We do not have any present plan to pay cash dividends on our shares in the near term. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

        If and when we pay dividends in the future, they will be payable on a pari passu basis on the outstanding Class A and Class B shares and the priority share. Although our Class C shares are technically entitled to a maximum dividend of €0.01 per share when we declare dividends on our Class A and Class B shares, we intend to repurchase all Class C shares issued upon conversion of our Class B shares promptly following their issuance such that no dividends would be payable on our Class C shares. Cash dividends on our shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        The following table sets forth our cash, cash equivalents and term deposits and capitalization as of December 31, 2012.

        This table should be read together with our consolidated financial statements and the related notes and "Operating and Financial Review and Prospects" in our most recent Annual Report on Form 20-F for the fiscal year ended December 31, 2012 incorporated herein by reference.

	As of December 31, 2012
	RUR	$
	(in millions, except share and per share data)
Cash and cash equivalents	7,425	244.5
Term deposits (current and non-current)	14,959	492.5

Shareholders' equity:
Ordinary shares:
Class A shares, €0.01 par value per share, 2,000,000,000 shares authorized and 202,318,864 shares issued and outstanding; Class B shares, €0.10 par value per share, 159,494,722 shares authorized and 125,441,218 shares issued and outstanding; Class C shares, €0.09 par value per share, 159,494,722 shares authorized and 27,972,630 shares issued and nil outstanding	445	14.7
Priority share, €1 par value per share, 1 share authorized, issued and outstanding	—	—
Preference shares, €0.01 par value per share, 2,000,000,001 shares authorized, nil shares issued and outstanding	—	—
Additional paid-in capital	13,617	448.3
Accumulated other comprehensive income	961	31.6
Retained earnings	22,024	725.1

Total shareholders' equity/capitalization	37,047	1,219.7

        The table above does not give effect to:

  •
  the issuance of an aggregate of 934,591 shares subsequent to December 31, 2012 upon the exercise of options to purchase Class A shares;

  •
  the conversion of an aggregate of 18,770,387 Class B shares into Class A shares subsequent to December 31, 2012; and

  •
  the conversion of up to 10,626,565 Class B shares into Class A shares in connection with this offering.

SELLING SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our shares as of the date of this prospectus supplement by each selling shareholder.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares subject to options that are exercisable within 60 days after the date of this prospectus. Such shares are also deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but not the percentage ownership of any other person. We will have 221,981,842 Class A shares and 106,670,831 Class B shares outstanding immediately prior to this offering. These share numbers have been used to calculate the ownership and voting power percentages in the table below.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares. All figures in this table assume no exercise by the underwriters of their option to purchase up to an additional 2,425,399 Class A shares from the selling shareholders.

	Shares Beneficially Owned Prior to Offering						Shares Beneficially Owned After Offering
	Class A Shares		Class B Shares				Class A Shares		Class B Shares
Name of Beneficial Owner	Number of Shares	%	Number of Shares	%	Total Voting Power(1)	Shares Being Offered	Number of Shares	%	Number of Shares	%	Total Voting Power(1)
BC&B Holdings B.V.(2)	9,609,685	4.33%	42,949,300	40.26%	34.07%	18,181,818	12,250	—	32,546,735	33.89%	27.28%
Belka Holdings Limited(3)	5,655,386	2.55%	0	—	*	5,141,260	0	—	0	—	—
Emerald Trust(4)	7,965,001	3.59%	0	—	*	727,273	7,165,001	3.08%	0	—	*
Segalovich, Ilya(5)	0	—	8,424,000	7.90%	6.54%	203,636	0	—	8,200,000	8.54%	6.87%

*
Represents beneficial ownership of less than one percent of such class.

(1)
Percentage of total voting power represents voting power with respect to all of our Class A and Class B shares, voting together as a single class. Each holder of Class B shares is entitled to ten votes per Class B share and each holder of Class A shares is entitled to one vote per Class A share on all matters submitted to our shareholders for a vote. The Class A shares and Class B shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by Dutch law or our articles of association. Each Class B share is convertible at any time by the holder into one Class A share and one Class C share.

(2)
Includes 12,250 Class A shares subject to an option that is currently exercisable. BC&B Holdings B.V., a Dutch company ("BC&B"), is 100% owned by Strickland Holdings Limited, a Cyprus registered limited liability company ("Strickland"). The share capital of Strickland is held as follows: 52.35% by Chouet Nominees Limited ("CNL"); 23.89% by Baring Vostok Nominees Limited ("BVPEF II"); and 23.76% by Dehus Dolmen Nominees Limited ("DDNL"). Each of CNL, BVNL and DDNL is a limited liability company incorporated under the laws of and registered in Guernsey, Channel Islands. CNL acts as a nominee holding company for the limited partnerships comprising the Baring Vostok Private Equity Fund ("BVPEF"); BVNL acts as a nominee holding company for the limited partnerships comprising Baring Vostok Private Equity Fund III ("BVPEF III"); and DDNL acts as a nominee holding company for the limited partnerships comprising Baring Vostok Private Equity Fund IV ("BVPEF IV") (BVPEF II, BVPEF III and BVPEF IV collectively being the "BV Funds"). Each of the BV Funds which holds an interest in our shares has a separate general partner dedicated to that fund. For BVPEF II, the general partner is Baring Vostok Fund (GP) L.P., whose general partner in turn is Baring Vostok Fund Managers Limited. For BVPEF III, the general partner is Baring Vostok Fund III (GP) L.P., whose general partner in turn is Baring Vostok Fund III Managers Limited. And for BVPEF IV, the general partner is Baring Vostok Fund IV (GP) L.P., whose general partner in turn is Baring Vostok Fund IV Managers Limited. Each of Baring Vostok Fund Managers Limited, Baring Vostok Fund III Managers Limited and Baring Vostok Fund IV Managers Limited, being the ultimate general partner to BVPEF II, BVPEF III and BVPEF IV, respectively (each an "Ultimate General Partner"), is owned by Baring Vostok Manager Holding Limited (Guernsey) ("BVMHL"). BVMHL is owned by Peter Touzeau, Barry McClay and Mike Calvey. Each of these persons holds his shares in BVMHL in trust on behalf of certain other persons, one of whom is Elena Ivashentseva, a member of our Board of Directors. Voting and investment power over the investments held by each of the BV Funds is held and exercised by the Ultimate General Partner to such fund. Baring Vostok Capital Partners Limited, as investment advisor to the general partner of each BV Fund, has no voting or investment control over the BV Funds. An investment committee has been formed whose function is to make recommendations to the general partner to each BV Fund. The general partner, through its Ultimate General Partner, makes decisions based on recommendations received from the investment committee. The members of the investment committee are Rahul Bhasin, Chris Brotchie, Michael Calvey, John Dare, Terry English, Jean Salata, Rory Landman, and Antonio Bonchristiano. Decisions with respect to the sale of Yandex shares held by BC&B are governed by a shareholders agreement between CNL, BVNL and DDNL which allows each shareholder to unilaterally cause Strickland to take decisions as necessary to effect a sale of such underlying shareholder's interests in Yandex. Therefore, CNL, BVNL and DDNL, acting pursuant to instructions from the Ultimate General Partner to the BV Fund for which they act as nominee, have the right to control the voting and disposition of the Class A shares and Class B shares held by BC&B. BVPEF II, BVPEF III and BVPEF IV, as well as CNL, BVNL and DDNL, disclaim beneficial ownership of the shares held by BC&B except to the extent of their pecuniary interest therein. The business address of the BV Funds and of each Ultimate General Partner is c/o Ipes (Guernsey) Limited, 1 Royal Plaza, Royal Avenue, St Peter Port, Guernsey GY1 2HL.

(3)
Arkady Volozh, our Chief Executive Officer, owns 100% of Belka Holdings Limited, a BVI limited liability company ("Belka"). The business address of Belka is Palm Grove House, PO Box 438, Road Town, Tortola, British Virgin Islands.

(4)
Emerald Trust is a discretionary trust and the economic interest of the beneficiaries is determined by the trustees. None of the beneficiaries owns more than 25% of the trust property.

(5)
Mr. Segalovich is an executive member of our Board of Directors.

        If the underwriters' option to purchase additional shares is exercised in full, the additional Class A shares to be sold by selling shareholders would be allocated among the selling shareholders as follows:

Selling Shareholders	Shares Subject to the Option to Purchase Additional Shares
BC&B Holdings B.V.	1,818,182
Belka Holdings Limited	514,126
Emerald Trust	72,727
Segalovich, Ilya	20,364

 EXPENSES RELATED TO THE OFFERING

        We estimate the fees and expenses to be incurred by us in connection with the sale of the Class A shares in this offering, other than underwriting discounts and commissions payable by the selling shareholders, to be as follows:

SEC registration fees	$90,000
FINRA filing fee	$225,500
Transfer agent's fees	—
Legal fees and expenses	402,500
Accounting fees and expenses	190,000
Printing expenses	50,000
Miscellaneous expenses	—

Total	$958,000

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and the selling shareholders have agreed to sell to them, severally, the number of Class A shares indicated below:

Name	Number of Class A Shares
Morgan Stanley & Co. International plc
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.

Total	24,253,987

        The underwriters are collectively referred to as the "underwriters". The underwriters are offering the Class A shares subject to their acceptance of the shares from the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Class A shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Class A shares offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the Class A shares covered by the underwriters' option to purchase additional Class A shares described below.

        The underwriters initially propose to offer part of the Class A shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers (which may include the underwriters, at such offering price less a selling concession not in excess of $            per Class A share). After the initial offering of the Class A shares, the offering price and other selling terms may from time to time be varied by the underwriters. The offering of the Class A shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 2,425,399 Class A shares, at the public offering price listed on the cover page of this prospectus, less underwriting discounts, commissions and any dividends declared by the Company and payable on the Class A shares offered. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Class A shares as the number listed next to the underwriter's name in the preceding table bears to the total number of Class A shares listed next to the names of all underwriters in the preceding table.

        The following table shows the per Class A share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Total
	Per Class A Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by the selling shareholders:	$	$	$
Proceeds, before expenses, to the selling shareholders	$	$	$

        The underwriters have agreed to reimburse offering expenses payable by us, exclusive of underwriting discounts and commissions, which we estimate to be approximately $958,000 and which include legal, accounting, printing costs and certain other costs associated with the offering. The selling shareholders will be responsible for their respective underwriting discounts and commissions on their Class A shares sold in this offering.

        Our Class A shares have been approved for listing on the NASDAQ Global Market under the trading symbol "YNDX."

        We, the selling shareholders, and Arkady Volozh, our Chief Executive Officer, have agreed that, without the prior written consent of the underwriters, we and they will not, during the respective periods described below:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act) or any other securities so owned convertible into or exercisable or exchangeable for shares;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares or any other securities convertible into or exercisable or exchangeable for shares; or

  •
  in the case of us and the selling shareholders, file any registration statement with the Securities and Exchange Commission relating to the offering of any shares or any securities convertible into or exercisable or exchangeable for shares;

whether any such transaction described above is to be settled by delivery of shares or such other securities, in cash or otherwise. In addition, each such person agrees that, without the prior written consent of the underwriters, it will not, during the respective periods described below, make any demand for, or exercise any right with respect to, the registration of any shares or any security convertible into or exercisable or exchangeable for shares.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the sale of Class A shares to the underwriters;

  •
  the issuance by us of shares upon the exercise of an equity award or warrant or the conversion of a security outstanding on the date of this prospectus supplement as disclosed in the prospectus supplement or of which the underwriters have been advised in writing;

  •
  transactions by a selling shareholder or the Chief Executive Officer relating to shares or other securities acquired in open market transactions after the completion of this offering, provided that no filing under the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of shares or other securities acquired in such open market transactions;

  •
  transfers by a selling shareholder or the Chief Executive Officer of shares or any securities convertible into or exercisable or exchangeable for shares as a bona fide gift;

  •
  in the case of a shareholder which is a corporation, partnership or other business entity, distributions of shares or any security convertible into or exercisable or exchangeable for shares to limited partners or stockholders of the selling shareholder;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares, provided that such plan does not provide for the transfer of shares during the applicable restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of us, the selling shareholders, directors, executive officers or other shareholders;

provided that in the case of any transfer or distribution pursuant to the fourth and fifth bullets above, each donee or distributee shall sign and deliver a copy of the lock-up agreement and no filing under the Exchange Act, reporting a reduction in beneficial ownership of shares, shall be required or shall be made voluntarily during the restricted period.

        The lock-up period during which the foregoing restrictions apply is 90 days from the date of this prospectus supplement.

        In order to facilitate the offering of the Class A shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional Class A shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional Class A shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Class A shares in the open market to stabilize the price of the Class A shares. These activities may raise or maintain the market price of the Class A shares above independent market levels or prevent or retard a decline in the market price of the Class A shares. The underwriters are not required to engage in these activities and may end any of these activities at any time. Morgan Stanley & Co. LLC, an affiliate of Morgan Stanley & Co. International plc, will act as the stabilization manager.

        We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or contribute to payments the underwriters may be required to make in respect thereof.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of Class A shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters in order to make internet distributions on the same basis as other allocations.

        Any underwriter that is not a U.S.-registered broker-dealer may only effect sales of the Class A shares in the United States through one or more U.S.-registered broker-dealers in accordance with applicable U.S. securities laws and regulations.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, certain of the underwriters and their affiliates have performed, and may in the future perform, various financial advisory, commercial banking, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Class A shares in any jurisdiction where action for that purpose is required. Accordingly, the Class A shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of Class A shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Class A shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Class A shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any Class A shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A shares to be offered so as to enable an investor to decide to purchase any Class A shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        Each underwriter has represented and agreed that:

        (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Class A shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

        (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

  Russian Federation

        This prospectus is only being distributed in Russia to "qualified investors" (as defined by the Russian Securities Law). The information in this prospectus may not be passed on to third parties or otherwise made publicly available in the Russian Federation. The Class A shares to which this prospectus relates and this prospectus itself have not been and will not be registered with the Russian Federal Service for Financial Markets and are not intended for placement or public circulation in the Russian Federation. The Class A shares will not be offered, advertised, transferred or sold as part of their initial distribution or at any time thereafter to or for the benefit of any persons (including legal entities) resident, incorporated, established or having their usual residence in the Russian Federation or to any person located within the territory of the Russian Federation who is not a qualified investor in accordance with Russian law unless and to the extent otherwise permitted under Russian law.

  Hong Kong

        The Class A shares may not be offered or sold by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A shares that are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A shares may not be circulated or distributed, nor may the Class A shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Class A shares are subscribed or purchased under Section 275 by a relevant person that is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of which is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

  Japan

        The Class A shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law"), and each underwriter has agreed that it will not offer or sell any Class A shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Addresses of the Underwriters

        The addresses of the underwriters are as follows:

    Morgan Stanley & Co. International plc
    25 Cabot Square
    Canary Wharf
    London E14 4QA
    United Kingdom

    Deutsche Bank Securities Inc.
    60 Wall Street
    4th Floor
    New York, New York 10005
    United States

    Goldman, Sachs & Co.
    200 West Street
    New York, New York, 10282
    United States

TAXATION

Taxation in the Netherlands

  General

        The information set out below is a general summary of the material Dutch tax consequences in connection with the acquisition, ownership and transfer of our Class A shares. The summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant for a particular holder of our Class A shares, who may be subject to special tax treatment under any applicable law, and this summary is not intended to be applicable in respect of all categories of holders of the Class A shares. In particular, this summary is not applicable in respect of any holder who is, is deemed to be or is treated as a resident of the Netherlands for Dutch tax purposes nor to a holder that owns 5% or more of the nominal paid-in capital or voting rights in our company.

        The summary is based upon the tax laws of the Netherlands as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions of the Netherlands and its taxing and other authorities available on or before such date and now in effect. All references in this summary to the Netherlands and Netherlands law are to the European part of the Kingdom of The Netherlands and its law, respectively, only. All of the foregoing is subject to change, which could apply retroactively and could affect the continuing validity of this summary. As this is a general summary, we recommend that investors or shareholders consult with their own tax advisors as to the Dutch or other tax consequences of the acquisition, ownership and transfer of our Class A shares, including, in particular, the application to their particular situations of the tax considerations discussed below.

        The following summary does not address the tax consequences arising in any jurisdiction other than the Netherlands in connection with the acquisition, ownership and transfer of our Class A shares.

        Our company currently takes the view that it is a resident of the Netherlands for tax purposes, including for purposes of tax treaties concluded by the Netherlands, and this summary so assumes. This summary further assumes that the holders of Class A shares will be treated for Dutch tax purposes as the absolute beneficial owners of those Class A shares and any dividends (as defined below) received or realized with respect to such shares.

  Dividend Withholding Tax

General

        Dividends paid on the Class A shares to a holder of such shares are generally subject to Dutch dividend withholding tax at a rate of 15%. The term "dividends" for this purpose includes, but is not limited to:

  •
  distributions in cash or in kind, deemed and constructive distributions, and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

  •
  liquidation proceeds, proceeds of redemption of shares or, generally, consideration for the repurchase of shares in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

  •
  the par value of shares issued to a shareholder or an increase of the par value of shares, as the case may be, to the extent that it does not appear that a contribution to the capital recognized for Dutch dividend withholding tax purposes was made or will be made; and

  •
  partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), within the meaning of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965), unless the general meeting of our shareholders has resolved in advance to make such a repayment and provided that the par value of the shares concerned has been reduced by a corresponding amount by way of an amendment of our articles of association.

        Generally we are responsible for the withholding of taxes at source and the remittance of the amounts withheld to the Dutch tax authorities; the dividend withholding tax will not be for our account.

        If we have received a profit distribution from a foreign subsidiary located (a) in a jurisdiction with which the Netherlands has concluded a treaty for the avoidance of double taxation or (b) in Bonaire, St. Eustatius, Saba, Aruba, Curacao or St. Maarten, in which subsidiary we hold at least 25% of the nominal paid-up capital or if the relevant tax treaty therein provides, we hold at least 25% of the voting rights, which distribution is exempt from Dutch corporate income tax and has been subject to a foreign withholding tax of at least 5%, we are not required to transfer to the Dutch tax authorities the full amount of Dutch dividend withholding tax in respect of dividends distributed by our company. The amount that does not have to be transferred to the Dutch tax authorities can generally not exceed the lesser of (i) 3% of the portion of the dividends distributed by our company that is subject to Dutch dividend withholding tax; and (ii) 3% of the profit distributions our company received from qualifying foreign subsidiaries in the calendar year in which our company distributes the dividends (up to the moment of such dividend distribution) and the two previous calendar years; further limitations and conditions apply.

        The amount of Dutch withholding tax that we may retain reduces the amount of dividend withholding tax that we are required to pay to the Dutch tax authorities, but does not reduce the amount of tax we are required to withhold from dividends paid to a holder of our Class A shares. Upon request, a holder of our Class A shares will be notified by our company of the amount of the Dutch withholding tax that was retained by us.

Non-residents of the Netherlands (including but not limited to U.S. holders)

        The following is a description of the material Dutch tax consequences to a holder of Class A shares who is not treated as a resident of the Netherlands for purposes of Dutch taxation (a "Non-Resident of the Netherlands") and who is considered to be a resident of (i) Aruba, Curacao or St. Maarten under the provisions of the Tax Convention for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), (ii) Bonaire, St.Eustatius or Saba under the provisions of the Tax Arrangement for the country of the Netherlands (Belastingregeling voor het land Nederland); or (iii) a country other than the Netherlands under the provisions of a double taxation convention the Netherlands has concluded with such country. Such holder may, depending on the terms of and subject to compliance with the procedures for claiming benefits under the Tax Convention for the Kingdom of the Netherlands, the Tax Arrangement for the country of the Netherlands or such double taxation convention, be eligible for a full or partial exemption from or a reduction or refund of Dutch dividend withholding tax.

        Further, entities (i) that are resident in another EU Member State, in a by Ministerial Decree appointed State of the EEA i.e. Iceland, Norway and Liechtenstein, or a country outside the EU/EEA which has an arrangement for the exchange of tax information with the Netherlands; and (ii) that are not subject to taxation by reference to profits in such State, in principle have the possibility to obtain a full refund of Dutch dividend withholding tax, provided such entities would not have been subject to Dutch corporate income tax either had they been resident within the Netherlands, and provided further that such entities do not perform a similar function to that of a tax exempt investment institutions or fiscal investment institutions as referred to in the Dutch Corporate Income Tax Act 1969, and with respect to entities resident in a country outside the EU/EEA which has an arrangement for the exchange of tax information with the Netherlands, provided such entities hold their Class A shares as a portfolio investment, i.e. such shares are not held with a view to the establishment or maintenance of lasting and direct economic links between such holder of Class A shares and our company, and these shares do not allow such holder to effectively participate in the management or control of our company.

        A holder of Class A shares who is considered to be a resident of the United States and is entitled to the benefits of the 1992 Double Taxation Treaty between the United States and the Netherlands ("U.S. holder"), as amended most recently by the Protocol signed March 8, 2004 (the "Treaty") will generally be subject to Dutch dividend withholding tax at the rate of 15% unless such U.S. holder is an exempt pension trust as described in article 35 of the Treaty, or an exempt organization as described in article 36 of the Treaty.

        U.S. holders that are exempt pension trusts or exempt organizations as described in articles 35 and 36, respectively, of the Treaty may qualify for an exemption from Dutch withholding tax and may generally claim (i) in the case of an exempt pension trust full exemption at source by timely filing two completed copies of form IB 96 USA signed by the U.S. holder accompanied with U.S. form 6166 (as issued by the U.S. Internal Revenue Service and valid for the relevant tax year) or (ii) in the case of either an exempt pension trust or an exempt organization a full refund by filing through the withholding agent as mentioned in article 9 of the Dutch Dividend Withholding Tax Act 1965 (which is generally the company) a completed copy of one of the following forms signed by the U.S. holder within three years after the end of the calendar year in which the withholding tax was levied:

  •
  if the U.S. holder is an exempt pension trust as described in article 35 of the Treaty: two completed copies of Form IB 96 USA accompanied with U.S. Form 6166 as issued by the U.S. Internal Revenue Service valid for the relevant tax year; and

  •
  if the U.S. holder is an exempt organization as described in article 36 of the Treaty: two completed copies of Form IB 95 USA accompanied with U.S. Form 6166 as issued by the U.S. Internal Revenue Service valid for the relevant tax year.

  Taxes on Income and Capital Gains

General

        The description of taxation set out in this section is not intended for any holder of Class A shares who is:

  •
  an individual for whom the income or capital gains derived from the Class A shares are attributable to employment activities the income from which is taxable in the Netherlands; or

  •
  an individual who holds, or is deemed to hold, a Substantial Interest (aanmerkelijk belang) in our company (as defined below).

        Generally, a holder of Class A shares will have a substantial interest in our company ("Substantial Interest") if he holds, alone or together with his partner, whether directly or indirectly, the ownership of, or certain other rights over, shares representing 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of shares), or rights to acquire shares, whether or not already issued, that represent at any time 5% or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of shares) or the ownership of, or certain other rights over, profit participating certificates that relate to 5% or more of the annual profit and/or to 5% or more of our liquidation proceeds. A holder of Class A shares will also have a Substantial Interest in our company if certain relatives of that holder or of his partner have a Substantial Interest in our company. If a holder of Class A shares does not have a Substantial Interest, a deemed Substantial Interest will be present if (part of) a Substantial Interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. Please note that under Dutch tax law an individual is considered as a holder of Class A shares if he/she is deemed to hold an interest in the

Class A shares pursuant to the attribution rules of article 2.14a of the Dutch Income Tax Act 2001, with respect to property that has been segregated, for instance in a trust or a foundation.

Non-residents of the Netherlands (including, but not limited to, U.S. holders)

        A Non-Resident of the Netherlands who holds Class A shares is generally not subject to Dutch income or corporate income tax (other than dividend withholding tax described above) on the income and capital gains derived from the Class A shares, provided that:

  •
  such Non-Resident of the Netherlands does not derive profits from an enterprise or deemed enterprise, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder) which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands or effectively managed in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the Class A shares are attributable or deemed attributable;

  •
  in the case of a Non-Resident of the Netherlands which is an entity, such entity does not have a Substantial Interest or deemed Substantial Interest in our company, or if such holder does have such Substantial Interest, it forms part of the assets of an enterprise or it is not held with the primary purpose or one of the primary purposes of avoiding the levy of Dutch income tax or Dutch dividend withholding tax with someone else;

  •
  in the case of a Non-Resident of the Netherlands who is an individual, (a) such individual does not carry out any activities in the Netherlands with respect to the Class A shares that exceed ordinary active asset management (normaal vermogensbeheer), (b) the benefits derived from such Class A shares are not intended as remuneration for activities performed by a holder of Class A shares or by a person connected to such holder as meant by article 3.92b paragraph 5 of the Dutch Income Tax Act 2001 and (c) such individual does not derive income or capital gains from the Class A shares that are taxable as benefits from "other miscellaneous activities" in the Netherlands (resultaat uit overige werkzaamheden in Nederland);

  •
  in the case of a Non-Resident of the Netherlands which is an entity, it is neither entitled to a share in the profits of an enterprise effectively managed in the Netherlands, nor co-entitled to the net worth of such enterprise, other than by way of the holding of securities, to which enterprise the Class A shares or payments in respect of the Class A shares are attributable; and

  •
  in the case of a Non-Resident of the Netherlands who is an individual, such individual is not entitled to a share in the profits of an enterprise effectively managed in the Netherlands, other than by way of the holding of securities or, through an employment contract, to which enterprise the Class A shares or payments in respect of Class A shares are attributable.

        A U.S. holder that is entitled to the benefits of the Treaty and whose Class A shares are not attributable to a Dutch enterprise or deemed enterprise, will generally not be subject to Dutch taxes on any capital gain realized on the disposal of such Class A shares.

  Gift, Estate or Inheritance Taxes

        No Dutch gift, estate or inheritance taxes will arise on the transfer of Class A shares by way of a gift by, or on the death of, a holder of Class A shares who is neither resident nor deemed to be resident in the Netherlands, unless in the case of a gift of the Class A shares by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands (i) such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands; or (ii) the gift of the Class A shares is made under a condition precedent and the holder of these shares is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

        For purposes of Dutch gift, estate and inheritance taxes, an individual who holds the Dutch nationality will be deemed to be resident in the Netherlands if he or she has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his or her death. Additionally, for purposes of Dutch gift tax, an individual not holding the Dutch nationality will be deemed to be resident in the Netherlands if he or she has been resident in the Netherlands at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override deemed residency.

  Value-Added Tax

        There is no Dutch value-added tax payable in respect of payments in consideration for the sale of the Class A shares (other than value added taxes on fees payable in respect of services not exempt from Dutch value added tax).

  Other Taxes and Duties

        There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar documentary tax or duty other than court fees payable in the Netherlands by a holder of Class A shares in respect of or in connection with the execution, delivery and enforcement by legal proceedings (including any foreign judgment in the courts of the Netherlands) of the Class A shares.

  Residence

        Other than as set forth above, a holder of Class A shares will not become or be deemed to become a resident of the Netherlands, nor will a holder of Class A shares otherwise become subject to taxation in the Netherlands, solely by reason of holding the Class A shares.

Taxation in the United States

        The following summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A shares is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase our Class A shares. This summary is based on current provisions of the Internal Revenue Code, existing, final, temporary and proposed United States Treasury Regulations, administrative rulings and judicial decisions, in each case as available on the date of this prospectus supplement. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        This section summarizes the material U.S. federal income tax consequences to U.S. holders, as defined below, of Class A shares. This summary addresses only the U.S. federal income tax considerations for U.S. holders that acquire the Class A shares in this issuance and hold the Class A shares as capital assets. This summary does not address all U.S. federal income tax matters that may be relevant to a particular U.S. holder, nor does it address any state, local or foreign tax matters or matters relating to any U.S. federal tax other than the income tax. Each investor should consult its own professional tax advisor with respect to the tax consequences of the purchase, ownership and disposition of the Class A shares. This summary does not address tax considerations applicable to a holder of Class A shares that may be subject to special tax rules including, without limitation, the following:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  dealers or traders in securities, currencies, or notional principal contracts;

  •
  tax-exempt entities;

  •
  regulated investment companies;

  •
  persons that hold the Class A shares as part of a wash sale, hedge, straddle, conversion, constructive sale or similar transaction;

  •
  persons that hold the Class A shares through partnerships or certain other pass-through entities;

  •
  persons that own (or are deemed to own) 10% or more of our voting shares; and

  •
  persons that have a "functional currency" other than the U.S. dollar.

        Further, this summary does not address alternative minimum tax consequences or indirect effects on the holders of equity interests in entities that own our Class A shares. In addition, this discussion does not consider the U.S. tax consequences to non-U.S. holders of Class A shares.

        For the purposes of this summary, a "U.S. holder" is a beneficial owner of Class A shares that is, for U.S. federal income tax purposes:

  •
  an individual who is either a citizen or resident of the United States;

  •
  a corporation, or other entity that is treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

        If a partnership holds Class A shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

        We will not seek a ruling from the U.S. Internal Revenue Service ("IRS") with regard to the U.S. federal income tax treatment of an investment in our Class A shares, and we cannot assure you that that the IRS will agree with the conclusions set forth below.

        Distributions.    Subject to the discussion under "Passive Foreign Investment Company Considerations" below, the gross amount of any distribution (including any amounts withheld in respect of Dutch withholding tax) actually or constructively received by a U.S. holder with respect to Class A shares will be taxable to the U.S. holder as a dividend to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will be non-taxable to the U.S. holder to the extent of, and will be applied against and reduce, the U.S. holder's adjusted tax basis in the Class A shares. Distributions in excess of our current and accumulated earnings and profits and such adjusted tax basis will generally be taxable to the U.S. holder as capital gain from the sale or exchange of property. However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution will be reported as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. The U.S. holder will not be eligible for any dividends-received deduction in respect of the dividend otherwise allowable to corporations.

        Under the Internal Revenue Code, qualified dividends received by certain non-corporate U.S. holders (i.e., individuals and certain trusts and estates) currently are subject to a maximum income tax rate of 20%. This reduced income tax rate is applicable to dividends paid by "qualified foreign corporations" to such non-corporate U.S. holders that meet the applicable requirements, including a minimum holding period (generally, at least 61 days during the 121-day period beginning 60 days before the ex-dividend date). We believe that we are a qualified foreign corporation under the Internal Revenue Code. Accordingly, dividends paid by us to non-corporate U.S. holders with respect to Class A shares that meet the minimum holding period and other requirements are expected to be treated as "qualified dividend income." However, dividends paid by us will not qualify for the 20% U.S. federal income tax rate cap if we are treated, for the tax year in which the dividends are paid or the preceding tax year, as a "passive foreign investment company" for U.S. federal income tax purposes, as discussed below. Dividends paid by us that are not treated as qualified dividends will be taxable at the normal (and currently higher) ordinary income tax rates.

        Recently enacted legislation imposes an additional 3.8% tax on the net investment income (which includes taxable dividends and net capital gains) received by certain U.S. holders that are individuals, trusts or estates.

        Dividends received by a U.S. holder with respect to Class A shares generally will be treated as foreign source income for the purposes of calculating that holder's foreign tax credit limitation. Subject to applicable conditions and limitations, and subject to the discussion in the next paragraph, any Dutch income tax withheld on dividends may be deducted from taxable income or credited against a U.S. holder's U.S. federal income tax liability. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us generally will constitute "passive category income" (but, in the case of some U.S. holders, may constitute "general category income").

        Upon making a distribution to shareholders, we may be permitted to retain a portion of the amounts withheld as Dutch dividend withholding tax. See "—Taxation in the Netherlands—Dividend Withholding Tax—General." The amount of Dutch withholding tax that we may retain reduces the amount of dividend withholding tax that we are required to pay to the Dutch tax authorities but does not reduce the amount of tax we are required to withhold from dividends paid to U.S. holders. In these circumstances, it is likely that the portion of dividend withholding tax that we are not required to pay to the Dutch tax authorities with respect to dividends distributed to U.S. holders would not qualify as a creditable tax for U.S. foreign tax credit purposes.

        Sale or other disposition of Class A shares.    A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of Class A shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale or exchange and the U.S. holder's tax basis for those Class A shares. Subject to the discussion under "Passive Foreign Investment Company Considerations" below, this gain or loss will be capital gain or loss and will generally be treated as from sources within the United States. Capital gain or loss will be long-term capital gain or loss if the U.S. holder held the Class A shares for more than one year at the time of the sale or exchange; in general, long-term capital gains realized by non-corporate U.S. holders are eligible for reduced rates of tax. The deductibility of losses incurred upon the sale or other disposition of capital assets is subject to limitations.

        Passive foreign investment company considerations.    A corporation organized outside the United States generally will be classified as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes in any taxable year in which, after applying the applicable look-through rules, either: (i) at least 75% of its gross income is passive income, or (ii) at least 50% of the average gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. In arriving at this calculation, a pro rata portion of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest by value, must be taken into account. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. We believe that we were not a PFIC for the 2011 and 2012 taxable years. Based on estimates of our gross income and the average value of our gross assets, and on the nature of the active businesses conducted by our "25% or greater" owned subsidiaries, we do not expect to be a PFIC in the current taxable year and do not expect to become one in the foreseeable future. However, because our status for any taxable year will depend on the composition of our income and assets and the value of our assets for such year, and because this is a factual determination made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable year. In particular, the value of our assets may be determined in large part by reference to the market price of our Class A shares, which may fluctuate considerably. If we were a PFIC for any taxable year during which a U.S. holder held Class A shares, gain recognized by the U.S. holder on a sale or other disposition (including a pledge) of the Class A shares would be allocated ratably over the U.S. holder's holding period for the Class A shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability for that taxable year. Similar rules would apply to the extent any distribution in respect of Class A shares exceeds 125% of the average of the annual distributions on Class A shares received by a U.S. holder during the preceding three years or the holder's holding period, whichever is shorter. Elections may be available that would result in alternative treatments (such as a mark-to-market treatment) of the Class A shares. In addition, if we are considered a PFIC for the current taxable year or any future taxable year, U.S. holders will be required to file annual information returns for such year, whether or not the U.S. holder disposed of any Class A shares or received any distributions in respect of Class A shares during such year.

        Backup Withholding and Information Reporting.    U.S. holders generally will be subject to information reporting requirements with respect to dividends on Class A shares and on the proceeds from the sale, exchange or disposition of Class A shares that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder is an "exempt recipient." In addition, certain U.S. holders who are individuals may be required to report to the IRS information relating to their ownership of the Class A shares, subject to certain exceptions (including an exception for shares held in an account maintained by a U.S. financial institution). U.S. holders may be subject to backup withholding (currently at 28%) on dividends and on the proceeds from the sale, exchange or disposition of Class A shares that are paid within the United States or through U.S.-related financial intermediaries, unless the U.S. holder provides a taxpayer identification number and a duly executed IRS Form W-9 or otherwise establishes an exemption. Backup withholding is not an additional tax and the amount of any backup withholding will be allowed as a credit against a U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

 LEGAL MATTERS

        Legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, London, England. Certain legal matters with respect to Dutch law in connection with the validity of the shares being offered by this prospectus and other legal matters will be passed upon for us by Van Doorne N.V., Amsterdam, the Netherlands. Certain matters with respect to Russian law in connection with this offering will be passed upon for us by Laseta Partners, Moscow, Russia. Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, has provided an opinion as to matters of U.S. federal income tax. Van Doorne N.V. has provided an opinion as to matters of Dutch income tax. Certain legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell London LLP, London, England. Certain matters with respect to Russian law in connection with this offering will be passed upon for the underwriters by ALRUD, Moscow, Russia. Certain legal matters with respect to Dutch law in connection with this offering will be passed upon for the underwriters by Stibbe N.V., Amsterdam, the Netherlands.

        The summary in "Enforceability of Civil Liabilities" with respect to the enforceability of civil liabilities against us in a Dutch court is based on the opinion of Van Doorne N.V., a Dutch law firm, and, with respect to the enforceability of civil liabilities against us in a Russian court, is based on the opinion of Laseta Partners, a Russian law firm. The offices of Van Doorne N.V. are located at Jachthavenweg 121, 1081 KM Amsterdam, P.O. Box 75265, 1070 AG Amsterdam, the Netherlands. The offices of Laseta Partners are located at 10, bld. 2A, Bolshoy Savvinsky Per., Moscow, Russia, 119435, Russian Federation.

EXPERTS

        The consolidated financial statements of Yandex N.V. and its subsidiaries incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F and the effectiveness of Yandex N.V.'s internal control over financial reporting, have been audited by ZAO Deloitte & Touche CIS, an independent registered public accounting firm, as stated in their reports incorporated herein (which reports (1) expressed an unqualified opinion on the financial statements and includes an explanatory paragraph referring to translations of Russian ruble amounts into U.S. dollar amounts presented solely for the convenience of the readers in the United States of America and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

        Yandex N.V. is incorporated under the laws of the Netherlands. Substantially all of our group's business is conducted, and substantially all of our group's assets are located, in Russia. Most of our directors and the experts named in this prospectus are residents of, and most of their assets are located in, jurisdictions outside the United States. As a result, it may be difficult for you to serve process on us or these persons within the United States or to enforce against us or these persons in courts in the United States, judgments of these courts predicated upon the civil liability provisions of U.S. securities laws. In addition, it is not clear whether a Dutch or Russian court would impose civil liability on our group companies, members of our board or any of the experts named in this prospectus in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands or Russia, as the case may be.

        As there is no treaty on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Netherlands or between the United States and Russia, courts in the Netherlands and Russia will not automatically recognize and enforce a final judgment rendered by a U.S. court. In order to obtain a judgment enforceable in the Netherlands or Russia, claimants must litigate the relevant claim again before a Dutch or Russian court of competent jurisdiction, as applicable. Under current practice, however, a Dutch court will generally uphold and consider as conclusive evidence a final and conclusive judgment for the payment of money rendered by a U.S. court and not rendered by default, provided that the Dutch court finds that:

  •
  the jurisdiction of the United States court has been based on grounds that are internationally acceptable;

  •
  the final judgment results from proceedings compatible with Dutch concepts of due process;

  •
  the final judgment does not contravene public policy of the Netherlands; and

  •
  the final judgment has not been rendered in proceedings of a penal, revenue or other public law nature.

        If a Dutch court upholds and regards as conclusive evidence the final judgment, that court generally will grant the same judgment without litigating again on the merits.

        Russian courts do not generally observe a similar practice regarding recognition of judgments. Recently, however, the Supreme Arbitration Court upheld the judgment of a Dutch court and enforced an award made by a Dutch court without requiring the parties to litigate again on the merits. However, this ruling cannot be taken as a precedent that will be followed in future. There are no publicly available judgments in which a judgment made by a court in the United States was upheld and deemed enforceable in Russia. Therefore, a litigant who obtains a final and conclusive judgment in the United States would most likely have to litigate the issue again in a Russian court of competent jurisdiction.

        Shareholders may originate actions in either Russia or the Netherlands based upon either applicable Russian or Dutch laws, as the case may be.

        In the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause of the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act, including relevant exhibits, with respect to the Class A shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits for further information with respect to our group and our shares. Some of these exhibits consist of documents or contracts that are described in this prospectus in summary form. You should read the entire document or contract for the complete terms. You may read and copy the registration statement and its exhibits at the SEC's Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet website at www.sec.gov, from which you can electronically access the registration statement and its exhibits.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934 applicable to foreign private issuers. Because we are a foreign private issuer, the SEC's rules do not require us to deliver proxy statements or to file quarterly reports on Form 10-Q, among other things. However, we typically produce quarterly financial reports and furnish them to the SEC not later than 45 days after the end of each of the first three quarters of our fiscal year and file our Annual Report on Form 20-F not later than 90 days after the end of our fiscal year. In addition, our "insiders" are not subject to the SEC's rules that prohibit short-swing trading. Our annual consolidated financial statements are prepared in U.S. GAAP and certified by an independent public accounting firm.

        We post on our public website (http://company.yandex.com/investor_relations/sec_filing.xml) our Annual Report on Form 20-F, quarterly earnings releases, Reports on Form 6-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001- 35173) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities under the registration statement is terminated or completed:

  •
  Annual Report on Form 20-F for the fiscal year ended December 31, 2012;

  •
  The description of our Class A shares contained in our Form 8-A filed on May 10, 2011(File No. 001- 35173), including any amendments or reports filed for the purpose of updating such description; and

  •
  Any report on Form 6-K submitted by us to the SEC prior to the completion of this offering and identified by us as being incorporated by reference into this prospectus supplement.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

16, Leo Tolstoy St., Moscow 119021, Russia
Attn: Investor Relations
Telephone: +7 495 739-70-00
askIR@yandex-team.ru

PROSPECTUS

Class A Ordinary Shares

        From time to time, selling shareholders may offer Class A ordinary shares ("Class A shares"). Each time selling shareholders offer any Class A shares pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling shareholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell Class A shares without a prospectus supplement describing the method and terms of the offering.

        Selling shareholders may offer Class A shares in amounts, at prices and on terms determined at the time of the offering. The Class A shares may be sold directly to you, through agents, or through underwriters and dealers. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our Class A shares.

        Our Class A shares trade on the NASDAQ Global Select Market under the symbol "YNDX".

        Investing in the Class A shares involves certain risks. See "Risk Factors" included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase the Class A shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Class A shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2013

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a "shelf" registration process. Under this shelf registration process, we and/or selling shareholders may from time to time sell the Class A shares described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the Class A shares selling shareholders may offer. Each time selling shareholders sell Class A shares, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" beginning on page 2 of this prospectus.

        We have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Class A shares described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such Class A shares in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

        Unless the context otherwise indicates, references in this prospectus to "Yandex," "the company," "we," "our," and "us" refer, collectively, to Yandex N.V., a company organized under the laws of the Netherlands, and its consolidated subsidiaries.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://company.yandex.com/investor_relations/. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus. You may also read and copy any document we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

        This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the Class A shares being offered. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001- 35173) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the Class A shares under the registration statement is terminated or completed:

  •
  Annual Report on Form 20-F for the fiscal year ended December 31, 2012;

  •
  The description of our Class A shares contained in our Form 8-A filed on May 10, 2011 (File No. 001- 35173), including any amendments or reports filed for the purpose of updating such description; and

  •
  Any report on Form 6-K submitted by us to the SEC and identified by us as being incorporated by reference into this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

16, Leo Tolstoy St., Moscow 119021, Russia
Attn: Investor Relations
Telephone: +7 495 739-70-00
askIR@yandex-team.ru

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," "will," "may" or other words that convey judgments about future events or outcomes indicate such forward-looking statements. Forward-looking statements in this prospectus may include statements about:

  •
  the expected growth of the internet search and advertising markets and the number of internet and broadband users in the countries in which we operate;

  •
  competition in the internet search market in the countries in which we operate;

  •
  our anticipated growth and investment strategies;

  •
  our future business development, results of operations and financial condition;

  •
  expected changes in our margins and certain cost or expense items in absolute terms or as a percentage of our revenues;

  •
  our ability to attract and retain users, advertisers and partners; and

  •
  future advertising supply and demand dynamics.

        The forward-looking statements included in this prospectus are subject to risks, uncertainties and assumptions. Our actual results of operations may differ materially from those stated in or implied by such forward-looking statements as a result of a variety of factors, including those described under "Risk Factors" and elsewhere in this prospectus.

        We operate in an evolving environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

YANDEX N.V.

        Yandex is one of the largest European internet companies, operating Russia's most popular search engine and most visited website. Yandex's mission is to help users solve their everyday problems by building people-centric products and services. Based on innovative technologies, the company provides the most relevant, locally tailored experience on all digital platforms and devices. Yandex is the leading search service in Russia and also serves Turkey, Ukraine, Belarus and Kazakhstan. We generated 60.2% of all search traffic in Russia in 2012 and 61.9% in February 2013, and our Yandex sites attracted 52.6 million unique visitors in February 2013.

        We utilize our capabilities in applied mathematics and data analysis and our in-depth knowledge of the languages, cultures and preferences of internet users in our markets to develop advanced search technology and information retrieval services. We also aggregate and organize extensive local, national and international content and offer a broad range of additional services. Our search and many of our services are location-based and are available in versions tailored for mobile and other digital platforms and devices.

        Benefiting from Russia's long-standing educational focus on mathematics and engineering, we have drawn upon the considerable local talent pool to create a leading technology company. For over 20 years, our founding team has been developing and optimizing search technology, which has formed the core of our business and helped Yandex become one of the best known brands in Russia. Our users are our first priority, and we are committed to advancing our technology to continuously improve their internet experience.

        Our search engine uses our proprietary algorithms to provide relevant results, which we structure and present in an editorially neutral and user-friendly manner. With a focus on our principal geographic markets, our search technology allows us to provide local search results in more than 1,500 cities. We also feature "parallel" search, which presents on a single page the results from both our main web index and our specialized information resources, including news, shopping, blogs, images and videos. We offer convenient access to our search engine through personal computers, mobile phones, tablets, and navigation and other digital devices. We also offer a wide range of specialized search, personalized and location-based services, including Yandex.News, Yandex.Market, Yandex.Mail and Yandex.Maps.

        Our homepage attracted over 45.8 million unique visitors in January 2013, accounting for 74% of the Russian internet audience that month, according to comScore, and provides a gateway to the wealth of information available online. Users can find answers to their explicit questions through our search box, as well as their implicit questions through current news, weather and road traffic reports, TV and movie schedules, personal email and other services. Our homepage can easily be customized by users to address their individual interests.

        We derive substantially all of our revenues from online advertising. We enable advertisers to deliver targeted, cost-effective ads that are relevant to our users' needs, interests and locations. Most of our revenues are derived from text-based advertising, which uses keywords selected by our advertisers to deliver ads based on a particular user query, the content of a website or webpage being viewed, or user behavior or characteristics. We derive a smaller portion of our revenues from display advertising, which principally consists of graphical ads that appear on specific webpages. Our ads are clearly marked and are separate from our organic search results and from the content of the webpages on which they may also appear. We do not serve intrusive ads, such as "pop-ups," that might detract from our users' experience.

        In addition to serving ads on our own search results and other webpages, we deliver ads to the thousands of third-party websites that make up our Yandex ad network. Through our ad network, we generate revenue for both our network partners and us and extend the audience reach of our advertisers. Our Yandex.Direct service, the largest automated, auction-based system for the placement of text-based advertising in Russia, makes it easy for advertisers to bid for desired keywords and to obtain the best price for their ads. We served ads for more than 213,000 advertisers in the fourth quarter of 2012 and more than 350,000 in the full year 2012, compared with more than 173,000 in the fourth quarter of 2011 and 270,000 in the full year 2011.

RISK FACTORS

        An investment in our Class A shares involves a high degree of risk. Before you invest in our Class A shares, in addition to the other information in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors described in Item 3 under the caption "Risk Factors" and elsewhere in our most recent Annual Report on Form 20-F and any other documents that are incorporated herein by reference. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" above for information about how to obtain a copy of these documents. The occurrence of any of these risks could have a material adverse impact on our business, financial condition or results of operations. In any such case, the trading price and liquidity of our Class A shares could decline, and you may lose part or all of your investment. Various statements in, or incorporated by reference into, this prospectus contain forward-looking statements.

SELLING SHAREHOLDERS

        Information about selling shareholders, including their identities and the number of Class A shares to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference into this prospectus. Such selling shareholders may include existing shareholders, our executive officers and our directors.

        Selling shareholders shall not sell any Class A shares pursuant to this prospectus until we have identified such selling shareholders in a subsequent prospectus supplement. However, the selling shareholders may sell or transfer all or a portion of their Class A shares pursuant to any available exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

USE OF PROCEEDS

        The selling shareholders will receive all net proceeds from the sale of Class A shares offered under this prospectus. We will not receive any of the proceeds from the sale of Class A shares by the selling shareholders.

DESCRIPTION OF SHARE CAPITAL

        Yandex N.V. is a Dutch public company with limited liability (naamloze vennootschap), and its affairs are governed by its articles of association and Dutch law. We must also either comply with the Dutch Corporate Governance Code, or explain in our annual report required under Dutch law our reasons for not complying. We are subject to the applicable corporate governance requirements of the NASDAQ Stock Market, and generally comply with those requirements rather than the corresponding provisions of the Dutch Corporate Governance Code.

        Our authorized share capital consists of 2,000,000,000 Class A shares, par value €0.01 per share, 159,494,722 Class B shares, par value €0.10 per share, 159,494,722 Class C shares, par value €0.09 per share, one priority share with a nominal value of €1.00, and 2,000,000,001 preference shares, par value €0.01 per share. As of March 11, 2013, we had outstanding 221,981,842 Class A shares, 106,670,831 Class B shares, 46,743,017 Class C shares, one priority share, and no preference shares.

        Our Class A shares are listed in registered form and such shares are not certificated. We have appointed Computershare Trust Company, N.A. as our agent in New York to maintain part of the shareholders register and to act as transfer agent, registrar and paying agent for the Class A shares. Our Class A shares that are traded on the NASDAQ Global Select Market are in book-entry form.

        The material provisions of our articles of association as currently in force and relevant provisions of Dutch law and the Dutch Corporate Governance Code are summarized below. This summary does not restate our articles of association or relevant Dutch law in their entirety. Although we believe that this summary contains all of the information about our articles of association important to your decision to purchase our Class A shares, it does not include all of the provisions that you may feel are important. It is the articles of association, and not this summary, that defines the rights of holders of our shares (and therefore, the rights of holders of our Class A shares).

        Our articles of association are registered at the Commercial Register kept at the Chamber of Commerce in The Hague under file number 27265167, and an English translation has been filed with the SEC as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2012, incorporated by reference herein.

        As provided in Article 3 of our articles of association, the stated objectives of our company are:

    either alone or jointly with others to acquire and dispose of participations or other interests in bodies corporate, companies and enterprises; and to collaborate with and to manage such bodies corporate, companies or enterprises;

    to acquire, manage, turn to account, encumber and dispose of any property, including intellectual property rights, and to invest capital;

    to supply or procure the supply of money loans, particularly, but not exclusively, loans to bodies corporate and companies which are subsidiaries and/or affiliates of the company or in which our company holds any interest, subject to the provisions of the articles of association, as well as to draw or to procure the drawing of money loans;

    to enter into agreements whereby our company grants security, commits itself as guarantor or severally liable co-debtor, or declares itself jointly or severally liable with or for others, particularly, but not exclusively, to the benefit of bodies corporate and companies as referred to above; and

    to do all such things as are incidental or conducive to the above objects or any of them.

Ordinary Shares

        We have three classes of authorized ordinary shares, which vote together as a single class unless otherwise provided by our articles of association or Dutch law: Class A shares, which have one vote per share; Class B shares, which have ten votes per share; and Class C shares, which have nine votes per share. Our existing shareholders prior to this offering hold Class A and Class B shares. Class A shares are being sold in this offering. The Class C shares are issued only to facilitate the conversion of Class B shares into Class A shares. See "—Transfer and Conversion of Ordinary Shares."

        Under Dutch law, the voting power of shares is determined by reference to their par value. Our company's multiple class share structure is designed to give our principal shareholders increased voting power (without increasing their economic interest in our company), while also providing a means for them to convert their shares into Class A shares that can be transferred or sold, including in the public market.

  Transfer and Conversion of Ordinary Shares

        Because the conversion of a Class B share into a Class A share, with a lower par value, will result in a reduction of our company's share capital (an event which cannot occur without convening a formal shareholders' meeting), our articles of association provide that each Class B share converts (in defined circumstances) into both one Class A share and one Class C share. The Class C shares are intended to serve as a means of "storing" the additional par value of the converted Class B share until such time as the Class C share can be repurchased and cancelled by our company. We intend to repurchase and cancel any such Class C shares. To ensure that all such Class C shares are available for repurchase and cancellation, and to assure that they do not affect the outcome of any shareholder vote, any Class C shares will be held by the Yandex Conversion Foundation, a Dutch foundation managed by our board of directors. The foundation has agreed to sell any Class C shares it may hold, for no consideration, to our company at any time, and not to sell or transfer such shares to any other party. We expect that such repurchases will occur promptly following the conversion of any Class B shares into Class A shares and Class C shares, as the repurchase itself (as opposed to the cancellation of the Class C shares) does not require shareholder approval. At the first general meeting of shareholders following any such repurchase, we would seek shareholder approval for the cancellation of such Class C shares. The foundation has also agreed that it will vote any Class C shares it may hold in the same proportion as all other votes are cast at any general meeting of shareholders.

        Our Class B shares are transferable only:

  •
  To the Yandex Conversion Foundation. Upon transfer to the foundation, each Class B share converts into one Class A share and one Class C share. The foundation is obligated to transfer the Class A share to the original Class B shareholder, and to transfer the Class C share to our company as described above.

  •
  To our company for the purposes of repurchasing Class B shares.

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  To specified affiliates (as defined in our articles of association) of the original holders of Class B shares (subject to such persons or entities becoming parties to the shareholders' agreement among our major shareholders).

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  By an original holder, to estate and tax planning vehicles (including trusts, corporations and partnerships) controlled by such original holder of Class B shares (subject to such entities becoming parties to the shareholders' agreement among our Class B shareholders).

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  By an original holder that is a trust, to the beneficiaries of such trusts as of October 10, 2008 (the date our Class B shares were originally created).

        In addition to the above, if:

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  any Class B shares are transferred to a party not described above or the transferee ceases to meet the criteria described above;

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  a holder of Class B shares materially breaches the terms of the shareholders' agreement among our existing shareholders; or

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  at any time Class A shares constitute at least 95% of our outstanding shares (by number),

the voting and economic rights of the Class B shares held by such holder or holders will lapse and the holder is obligated to transfer the Class B shares to the Yandex Conversion Foundation in exchange for Class A shares.

        Our Class A shares and Class C shares are not convertible into any other class of shares in our capital.

  Shareholder Meetings and Voting Rights

        At our shareholders' meetings, each Class A share is entitled to one vote, and each Class B share is entitled to ten votes. Each Class C share will be entitled to nine votes, but the Yandex Conversion Foundation has agreed with us that it will vote any Class C shares it may hold at any time in the same proportion as all other votes are cast at any general meeting of our shareholders. The Class A, B and C shares vote together as a single class on all matters, including the election of directors, except as otherwise provided in our articles of association or Dutch law.

        Each shareholder has a right to attend general meetings of shareholders, either in person or by proxy, and to exercise voting rights in accordance with the provisions of our articles of association. We must hold at least one general meeting of shareholders each year. This meeting must be convened at one of several specified locations in the Netherlands within six months after the end of our fiscal year. Our board of directors may convene additional general meetings of shareholders as often as it deems necessary, or upon the request of shareholders, or other persons entitled to attend the general meetings of shareholders, representing at least 10% of the par value of our issued share capital.

        We will give notice of each meeting of shareholders by notice in any manner that we may be required to follow in order to comply with applicable stock exchange requirements. In addition, we will notify registered holders of our shares by letter, cable, telex or fax, or, where permitted or required, by email or other electronic means. We will give this notice no later than the fifteenth day prior to the day of the meeting. As deemed necessary by the board of directors, either the notice will include or be accompanied by an agenda identifying the business to be considered at the meeting or will state that the agenda will be available for shareholders and other persons who are entitled to attend the general meeting of shareholders, at our offices or places of business. Until July 1, 2013, shareholders representing at least 1% of the par value of our outstanding share capital or the equivalent of at least €50 million in aggregate market value have the right to request the inclusion of additional items on the agenda of shareholder meetings, provided that such request is received by us no later than 60 days before the day the relevant shareholder meeting is held. From July 1, 2013 onwards, shareholders solely or jointly representing at least 3% of the par value of our outstanding share capital will have the right to request the inclusion of additional items on the agenda of shareholder meetings, provided that such request together with an explanation is received by us no later than 60 days before the day the relevant shareholder meeting is held.

        We are exempt from the proxy solicitation rules under the Exchange Act.

  Board of Directors; Adoption of Annual Accounts

        The members of our board of directors are appointed, removed and suspended from office by the general meeting of shareholders. A resolution to remove or suspend a director requires a two-thirds majority of the votes cast representing at least 50% of our issued share capital. The quorum for meetings of our board of directors is a simple majority of the members then in office.

        Our board of directors must prepare annual accounts for our company, prepared in accordance with either Dutch generally accepted accounting principles or International Financial Reporting Standards, which must be audited by Dutch auditors. Our board of directors must make these available to the shareholders for inspection at our offices within five months after the end of our fiscal year. Under some special circumstances, Dutch law permits an extension of this period for up to six additional months by approval of the general meeting of shareholders. The board of directors must submit these annual accounts to the shareholders for adoption at a general meeting of shareholders. Within eight days of the adoption of these annual accounts, and not more than 13 months from the end of our fiscal year, we must publish and submit these annual accounts to the Chamber of Commerce in The Hague. We are required to file an annual report on Form 20-F, which must include our audited consolidated financial statements prepared in accordance with U.S. GAAP, with the SEC within the prescribed time period after the end of each of our fiscal years. We currently plan to file our annual reports on Form 20-F not later than 90 days after the end of our fiscal year.

        In the performance of its duties, the board of directors is required by Dutch law to consider the interests of Yandex, its shareholders, its employees and other stakeholders.

        When the general meeting of shareholders adopts the annual accounts prepared by the board of directors, it may discharge the members of the board of directors from potential liability with respect to the exercise of their duties during the fiscal year covered by the accounts. This discharge may be given subject to such reservations as the general meeting of shareholders deems appropriate and is subject to a reservation of liability required under Dutch law. Examples of reservations of liability required by Dutch law include: (i) liability of members of boards of directors upon the bankruptcy of a company; and (ii) general principles of reasonableness and fairness. Under Dutch law, a discharge of liability does not extend to matters not properly disclosed to the general meeting of shareholders. The discharge of the board of directors must be a separate item on the agenda of the general meeting of shareholders and the members of the board of directors are not automatically discharged by adoption of the annual accounts. Any meeting of our board of directors may be held at any location, within or outside of the Netherlands.

        Our board of directors may, in accordance with the director compensation policy adopted by our general meeting of shareholders, establish compensation for the members of the board of directors. The board of directors must submit to the general meeting of shareholders for approval any plan or amendment to any plan awarding shares or the right to subscribe for shares to the directors. We have no requirement that our directors own any of our shares.

        Under our articles of association, a director may not take part in any vote on a subject or transaction in relation to which he or she has a conflict of interest with us. However, under our articles of association, a director with a conflict of interest may continue to represent us.

        Under our articles of association, our board of directors may exercise all the powers of the company to borrow money or mortgage its property and assets as security for any obligation of the company or of any third party.

        We have not established a mandatory retirement age for our directors.

  Dividends

        Our preference shares, if issued, would be entitled to receive preferential dividends at a rate of 12-month EURIBOR plus 200 basis points on the amount paid thereon, prior and in preference to distributions in respect of our ordinary shares. The holders of our shares are entitled to such part of our profits for any fiscal year as remains available after reservation of profits by our board of directors and payment of the preferred dividend on our preference shares, if issued. Such dividends are payable on a pari passu basis on the outstanding priority share and Class A and Class B shares. Although our Class C shares are technically entitled to a maximum dividend of €0.01 per share when we declare dividends on our Class A and Class B shares, we intend to repurchase all Class C shares issued upon conversion of our Class B shares promptly following their issuance such that no dividends would be payable on our Class C shares.

        Additionally, the board of directors has the right to declare interim dividends without the approval of the general meeting of shareholders. We may not pay dividends if the payment would reduce shareholders' equity to an amount less than the aggregate fully paid-up share capital plus the reserves that have to be maintained by law or our articles of association. The amounts available for dividends will be determined based on the statutory accounts of Yandex N.V. prepared under Dutch law, which may differ from our consolidated financial statements.

        The board of directors may decide that dividends or other distributions are paid in the form of cash, shares or a combination of both.

  Issue of Shares; Preemptive Rights

        Our board of directors has the power to issue shares, if and to the extent that either the general meeting of shareholders or the articles of association has delegated such power to the board of directors to act as the authorized body for this purpose. A delegation of authority to the board of directors to issue shares remains effective for the period specified by the general meeting of shareholders, or specified in the articles of association, and may be up to five years from the date of delegation or the date of the articles of association. A general meeting of shareholders may renew annually this delegation and this delegation may also be renewed by the articles of association for additional periods of up to five years. Without this delegation, the general meeting of shareholders has the power to authorize the issuance of shares. Pursuant to our articles of association, our board of directors is authorized to issue shares and to grant rights to subscribe for shares until May 4, 2016 under the restrictions specified in the articles of association.

        The holders of our ordinary shares have a pro rata (based on the number of shares held) preemptive right to subscribe for ordinary shares that we issue for cash, unless the general meeting of shareholders, or the board of directors (if either the general meeting of shareholders or the articles of association has delegated such power to the board of directors), limits or eliminates this right. In addition, the right of our shareholders to subscribe for ordinary shares pursuant to this preemptive right may be limited in certain circumstances. If the general meeting of shareholders delegates its authority to the board of directors for this purpose, then the board of directors will have the power to limit or eliminate the preemptive rights of shareholders. In the absence of this delegation, the general meeting of shareholders will have the power to limit or eliminate these rights. Such resolution requires the approval of a two-thirds majority of the votes cast in a general meeting of shareholders if less than 50% of our issued share capital is present or represented. Delegations of authority to the board of directors may remain in effect for up to five years and may be annually renewed for additional periods of up to five years. Pursuant to our articles of association, our board of directors is authorized to limit or eliminate the preemptive rights of shareholders until May 4, 2016 under the restrictions specified in the articles of association.

        These provisions apply equally to any issue by us of rights to subscribe for ordinary shares, including options and warrants other than pursuant to our Third Amended and Restated 2007 Share Option Plan.

        No obligation other than to pay up the nominal amount of a share may be imposed upon a shareholder against the shareholder's will, by amendment of the articles of association or otherwise.

  Repurchase of Shares

        We may acquire our shares, subject to applicable provisions of Dutch law and of our articles of association, to the extent:

  •
  our shareholders' equity, less the amount to be paid for the shares to be acquired, exceeds the sum of (i) our aggregate fully paid-up share capital plus (ii) any reserves required to be maintained by Dutch law or our articles of association; and

  •
  after the acquisition of shares, we and our subsidiaries would not hold, or hold as pledgees, shares having an aggregate par value that exceeds 50% of the par value of our issued share capital, as these amounts would be calculated under Dutch GAAP or International Financial Reporting Standards, as the case may be.

        Our board of directors may direct the company to repurchase shares only if the general meeting of shareholders has authorized the board of directors to repurchase shares. This authorization may be given for a maximum period of 18 months and should contain the maximum number of shares to be repurchased and a price range. The authorization may be renewed annually. The general meeting of shareholders has authorized the board of directors until November 4, 2012 to repurchase a maximum of 20% of the issued share capital from time to time for a price equal to the average price of the shares over the three trading days prior to the repurchase date.

        We intend to regularly repurchase, for no consideration, any Class C shares that may be issued to the Yandex Conversion Foundation promptly upon the conversion of Class B shares, in which case the above requirements do not apply.

  Reduction of Share Capital

        At a general meeting of shareholders, our shareholders may vote to reduce the issued share capital by canceling shares held by us or by reducing the par value of our shares. In either case, this reduction would be subject to applicable statutory provisions and, if less than 50% of our issued share capital is present or represented, requires a two-thirds majority of the votes cast in a general meeting of shareholders. We intend to seek shareholder approval on a regular basis for the cancellation of any Class C shares that may be issued from time to time following their repurchase by us.

  Amendment of the Articles of Association

        Our articles of association may only be amended upon a proposal of our board of directors and following approval by a two-thirds majority of the votes cast at a general meeting of shareholders. In addition to such vote:

  •
  The approval of a three-fourths majority of the votes cast at a separate meeting of holders of Class A shares is required for any amendment that:

  •
  eliminates or affects the rights, including but not limited to the calculation of entitlement to any profits, of holders of Class A shares (including any change in the dividend or liquidation entitlement of the holders of Class B shares or Class C shares);

  •
  changes the transferability and conversion features of the Class B shares; or

  •
  increases the number of authorized Class B shares.

  •
  The approval of a three-fourths majority of the votes cast at a separate meeting of holders of preference shares is required for any amendment that changes the rights or obligations of the holders of preference shares, if any are outstanding.

  •
  The approval of the holder of the priority share is required for any amendment that affects the rights of the holder of the priority share.

  Limitation on Right to Hold or Vote Shares

        In the event that a party or group of related parties accumulates shares that represent of 25% or more, in number or by voting power, of our issued shares without the approval of our board of directors, first, and then the holder of our priority share, such party or parties will not be entitled to vote any shares at or beyond the 25% threshold. Other than as provided for in our articles of association, relevant provisions of Dutch law do not currently impose any limitations on the right of holders of shares to hold or vote their shares. In particular, there are no limitations either under Dutch law or in our articles of association on the right of non-residents of the Netherlands to hold or vote their shares. See "—Accumulation of Material Shareholdings in Our Company."

  Share Certificates and Transfer

        Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer any or all of his or her Class A shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors. Our Class B shares are subject to certain limitations on transferability. See "—Ordinary Shares—Transfer and Conversion of Ordinary Shares."

        Under Dutch law and our articles of association, any transfer of registered shares requires a written instrument of transfer and a written acknowledgment of that transfer by Yandex N.V., or by the registrar acting in its name. Except when Yandex N.V. is a party to the legal act, the rights attached to the shares may be exercised only after Yandex N.V., or the registrar acting in its name, has acknowledged the legal act or the written instrument has been served on Yandex N.V. in accordance with Dutch law.

  Exchange Controls

        Under existing laws of the Netherlands, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company.

Priority Share

        We have authorized and outstanding one priority share with a nominal value of €1.00. Our articles of association provide that the priority share may only be held by a party that is specifically nominated by our board of directors for this purpose. The priority share is currently held by OJSC Sberbank of Russia ("Sberbank").

        The key right vested in the priority share is the right to approve the accumulation by a single party, group of related parties or parties acting in concert, of shares that represent of 25% or more, in number or by voting power, of our outstanding Class A and Class B shares (taken together) if our board of directors has otherwise approved such accumulation of shares. In addition, any decision by our board of directors to transfer all or substantially all of our assets to one or more third parties in any transaction or series of related transactions, including the sale of our principal Russian operating subsidiary, is subject to the prior approval of the priority shareholder. These rights of the priority shareholder would terminate if any law is adopted or amended in Russia that restricts the ownership by non-Russian parties of internet businesses.

        The holder of the priority share is entitled to cast one hundred votes in connection with any matter to be voted on by our shareholders in a general meeting but does not otherwise have any rights to influence operating decisions nor to appoint members of our board of directors. Any amendment to our articles of association that affects the rights of the holder of the priority share requires the prior approval of the holder of the priority share. Any transfer of the priority share is subject to prior approval of our board of directors, acting by simple majority. No rights of pre-emption apply in respect of the issuance of the priority share.

Preference Shares

        Our articles of association authorize a special class of preference shares. Under Dutch law and practice, the ability to issue preference shares is a common form of anti-takeover defense. Typically an option is granted to a Dutch foundation, with a majority of independent board members, allowing the foundation to acquire up to a number of preference shares that carry the same aggregate vote as all the company's issued and outstanding shares from time to time. Such a foundation is typically established with the stated purpose of safeguarding the interests of the company and all of its stakeholders by resisting to the best of its ability influences that might conflict with those interests by affecting the company's continuity, independence or identity. The preference shares issued to such foundation, if any, are typically repurchased or redeemed by the company once the hostile threat has passed.

        We have not established such a continuity foundation nor granted such an option. We may in the future decide to do so, and our board of directors would be able to do so without further action from our shareholders. We believe that the ability of our board of directors to grant such an option or otherwise issue preference shares from time to time could prevent, or at least delay, an attempt by a potential bidder to make a hostile takeover bid or other hostile situations and may help the company in evaluating its position in relation to a hostile situation and to seek alternatives.

        Our articles of association grant the board of directors the irrevocable authority for a period of five years to issue preference shares and grant rights to subscribe for preference shares up to our authorized share capital from time to time. This authority may be renewed by a resolution of the general meeting of shareholders for a subsequent period of up to five years.

Accumulation of Material Shareholdings in Our Company

        Our articles of association provide our board of directors and the holder of our priority share with rights to approve the accumulation of legal or beneficial stakes in our company that exceed certain thresholds. Our articles stipulate the consequences for shareholders who exceed the permitted shareholdings without obtaining proper prior approvals.

  Board of directors' right to approve accumulations of legal or beneficial ownership of 25% or more in our company

        Our board of directors has the right, acting by simple majority, to approve the accumulation by a party, group of related parties or parties acting in concert of the legal or beneficial ownership of shares representing 25% or more, in number or voting power, of our outstanding Class A and Class B shares (taken together). If our board grants its approval of such share accumulation, the matter is then submitted to the holder of our priority share, which has a further right of approval of such accumulation of shares.

        Pursuant to our articles of association, any person seeking to acquire the legal or beneficial ownership of shares representing 25% or more, in number or by voting power, of our outstanding Class A and Class B shares (taken together) must notify our board of directors in writing setting forth the terms and conditions on which it seeks to acquire our shares, including the price to be paid, the identity of the transferring shareholder(s), a detailed description of the proposed acquirer, and a detailed description of the proposed acquirer's intentions with regard to its shareholding in our company.

  Priority shareholder rights, including right to approve accumulations of stakes in our company or the sale of our principal Russian operating subsidiary

        The priority share is currently held by Sberbank. Sberbank has the right to approve the accumulation by a party, group of related parties or parties acting in concert of the legal or beneficial ownership of shares representing 25% or more, in number or by voting power, of our outstanding Class A and Class B shares (taken together) if our board of directors has otherwise approved such accumulation of shares.

        In addition, any decision by our board of directors to sell, transfer or otherwise dispose of, directly and indirectly, all or substantially all of our assets to one or more third parties in any transaction or series of related transactions, including the sale of our principal Russian operating subsidiary, is subject to the prior approval of the priority shareholder. See "—Priority Share."

  Consequences of failing to comply with these provisions

        Any holding, transfer or acquisition by a party, group of related parties or parties acting in concert of the legal or beneficial ownership of shares representing 25% or more of our outstanding Class A and Class B shares (taken together), in number or by voting power, without the prior approval of our board of directors, first, and then the priority shareholder, will be null and void. The holder of such excess shares is obliged to offer them to the board of directors within ten business days, and failing so, will be deemed to have offered them to our board of directors. The board of directors is authorized to sell and transfer such excess shares on behalf of such holder at their fair market value. The holder of excess shares will not be entitled to any of the dividend or voting rights attached to the excess shares during the period in which such holder holds the excess shares in contravention of the provisions of our articles of association. Our board of directors may nominate our company or another purchaser or purchasers to buy the excess shares for cash, or may arrange for the excess shares to be sold in the public market.

  Obligation to notify us of shareholdings that exceed certain thresholds

        Any shareholder who, either alone or acting with other parties, legally or beneficially acquires shares exceeding 5%, 10%, 15%, 20%, 25%, or 30% of our outstanding Class A and Class B shares (taken together), in number or by voting power, (or who holds shares on behalf of a beneficial owner who, to the knowledge of such shareholder, crosses such thresholds), must inform our board of directors within two business days of such fact. In addition, any shareholder who, either alone or acting with other parties, acquires the legal or beneficial ownership of shares representing 25% or more of our outstanding Class A and Class B shares (taken together), in number or by voting power, (or who holds shares on behalf of a beneficial owner who, to the knowledge of such shareholder, crosses such threshold), is required by our articles of association to inform our board of directors of the price or prices paid for such excess shares. Any shareholder who fails to comply with these notification requirements will not be entitled to any of the dividend or voting rights that are attached to any of our shares held by such shareholder.

        Our articles of association allow our board of directors to require any shareholder to provide written identification of any beneficial owner of shares that are registered in the name of such shareholder that exceed the above thresholds. Our board may require such proof as it deems reasonably necessary to verify the legal or beneficial ownership of such shares. The shareholder must provide this information to our board of directors within five business days.

        In addition to the restrictions on material shareholding provided for in our articles of association described above, material shareholdings of our shares by non-Russian parties may be limited by the Russian Federal Law "On the Procedure for Foreign Investments in Companies which are Strategically Important for the State Defense and National Security".

Corporate Governance

        We acknowledge the importance of good corporate governance. The Dutch Corporate Governance Code, or the Code, was released in 2003 and amended in 2009. The Code contains both principles and best practice provisions for management boards, supervisory boards, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. The Code applies to all Dutch companies listed on a government-recognized stock exchange, whether in the Netherlands or elsewhere, including the NASDAQ Global Market. Such companies are required under Dutch law to disclose in their Dutch annual reports filed in the Netherlands whether or not they comply with provisions of the Code and, if they do not comply with those provisions, to explain why they deviate from any such provision.

        The Code provides that if a company's general meeting of shareholders explicitly approves the company's corporate governance structure and policy and endorses the explanation for any deviation from the best practice provisions, such company will be deemed to have complied with the Code. We have not generally applied the provisions of the Code and we instead generally comply with the applicable corporate governance rules of the SEC and NASDAQ applicable to U.S. domestic issuers.

PLAN OF DISTRIBUTION

        Selling shareholders may sell Class A shares:

  •
  through underwriters;

  •
  through dealers;

  •
  through agents;

  •
  directly to purchasers; or

  •
  through a combination of any of these methods of sale.

        This prospectus may be used in connection with any offering of our Class A shares through any of these methods or other methods described in the applicable prospectus supplement.

        Selling shareholders may directly solicit offers to purchase Class A shares, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that selling shareholders must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

        The distribution of the Class A shares may be effected from time to time in one or more transactions:

  •
  at a fixed price, or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the Class A shares and any applicable restrictions.

        The prospectus supplement with respect to the Class A shares will describe the terms of the offering of the Class A shares, including the following:

  •
  the name of the agent or any underwriters;

  •
  the public offering or purchase price;

  •
  any discounts and commissions to be allowed or paid to the agent or underwriters;

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  all other items constituting underwriting compensation; and

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  any discounts and commissions to be allowed or paid to dealers.

        If any underwriters or agents are utilized in the sale of the Class A shares in respect of which this prospectus is delivered, we and/or selling shareholders will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

        If a dealer is utilized in the sale of the Class A shares in respect of which the prospectus is delivered, selling shareholders will sell such Class A shares to the dealer, as principal. The dealer may then resell such Class A shares to the public at varying prices to be determined by such dealer at the time of resale.

        Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, legal matters with respect to U.S. federal and New York law in connection with an offering hereunder will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, London, England. Certain legal matters with respect to Dutch law in connection with the validity of the shares being offered by this prospectus and other legal matters will be passed upon for us by Van Doorne N.V., Amsterdam, the Netherlands. Certain matters with respect to Russian law in connection with an offering hereunder will be passed upon for us by Laseta Partners, Moscow, Russia.

EXPERTS

        The consolidated financial statements of Yandex N.V. and its subsidiaries incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2012, and the effectiveness of Yandex N.V.'s internal control over financial reporting, have been audited by ZAO Deloitte & Touche CIS, an independent registered public accounting firm, as stated in their reports incorporated herein (which reports (1) expressed an unqualified opinion on the financial statements and also comprehended the translations of Russian ruble amounts into U.S. dollar amounts presented solely for the convenience of the readers in the United States of America and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.